EXHIBIT 15.1

The Board of Directors and Stockholders
FedEx Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos.  2-95720, 33-20138, 33-38041, 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266 and Form S-3 No. 333-86342) of FedEx Corporation and in the related Prospectuses, of our report dated September 27, 2002, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2002.

/s/ ERNST & YOUNG LLP
Memphis, Tennessee October 11, 2002